Exhibit 14.1

Butler National Corporation

STANDARDS OF BUSINESS ETHICS AND CONDUCT

To:          Employees (including all Employees of all subsidiaries), Members of the Board of Directors, Consultants and Others (“collectively referred to as the “Individuals” in this document)

This document explains the standards of business ethics and conduct (“Standards”) expected of all employees, our Board of Directors, consultants, and others that conduct business on behalf of the Butler National Corporation or any subsidiaries of Butler National Corporation (hereinafter “Company”), or any of its subsidiaries. These standards supplement the employee [Team Member] handbook containing company employment policies.

The Company is committed to a foundation based on ethics, including the ethical principles of integrity and respecting the rights of others. To be ethical means making the ethical choice, as well as asking for advice when the ethical choice is not clear. We demand honesty, integrity, respect for others, and adherence to the law.

These principles build the basis of the character ethic in all of us. Our character ethic includes as principles:

a)	the sense of fairness as the basis of equity and justice;
b)	a foundation of trust built on integrity and honesty;
c)	human dignity including the inalienable rights to life, liberty and the pursuit of happiness;
d)	service showing our need to make a contribution;
e)	quality or excellence showing our need to do the job right;
f)	potential that we assume in every person;
g)	growth by releasing our potential to develop out talents; and
h)	the patience and encouragement to allow us to grow.

Our values when aligned within these principles bring us truth. Truth is a knowledge of things as they are. As individuals, we bring our own understanding of these principles and our alignment of our values within these natural laws of life to make our character ethic. Each of us must recognize that Butler National and each of its subsidiaries must function within these natural laws and the principles. We all must align our values as the map that guides us in everything we do on the job. The character of each of us is based upon sound principles guiding our values. Likewise, these all work together to make up the character of our Company.

We all must accept the personal responsibility to grow and improve each other to better satisfy these needs. Our acceptance of this responsibility should promote our future success.

Sincerely,

Clark D. Stewart

President and Chief Executive Officer

1.0         THE CHARACTER OF BUTLER NATIONAL

The Company Board of Directors has adopted the following character traits:

ETHICAL CONDUCT

The Company and its Individuals identify, understand and honor all applicable laws and regulations, and act in such a manner that the full disclosure of all facts related to any activity would always reflect favorably on the Company.

The Company and its Individuals honor the highest ethical standards of conduct in all business activities, and act in a manner that enhances the Company standing within the business community as a vigorous and ethical competitor.

GOOD CORPORATE CITIZEN

The Company and its Individuals are responsible citizens in the communities where the Company operates.

The Company and its Individuals are truthful, honest and forthright, in all our endeavors.

INTEGRITY

The Company and its Individuals say what we mean, deliver what we promise, and stand for what is right.

RESPECT FOR THE INDIVIDUAL

The Company and its Individuals treat one another with dignity and fairness, appreciating the diversity of our work force and uniqueness of each employee.

The Company and its Individuals build confidence through teamwork and open, candid communication.

PERSONAL ACCOUNTIBILITY

The Company Individuals are free to speak up without fear of retaliation, and report concerns about the workplace, including violations of law, regulations, and Company policies. Employees must be encouraged to seek clarification and guidance whenever there is doubt.

SUSTAINABLE CUSTOMER SOLUTIONS

Long-term and profitable customer relationships are built upon sustainable customer solutions.

LOYALTY

All employees, officers and directors have a duty of loyalty to the Company and may not take personal advantage of any opportunity that properly belongs to the Company.

2.0           OUR STANDARDS OF BUSINESS ETHICS AND CONDUCT

Company policy is to follow proper legal, sound moral and ethical standards in all business.

■

All employees, Individuals, and anyone else who does business on behalf of the Company, or any of its subsidiaries or affiliates, must follow Company policy. This includes officers, directors, employees and outside consultants.

■	In handling any problem not covered by the Standards listed in this document or the Employee Personnel Policies / Team Member Handbook

o	you should use common sense and good judgment.

o

If you do not know what to do about a problem, ask your supervisor, or seek assistance from the President and Chief Executive Officer (CEO), President of Aerospace or Chief Financial Officer (CFO) of the Company.

The Standards in this document do not form an employment contract, and do not imply that there is a contract. Unless a person has a written employment contract signed by the CEO of the Company, all employees are employed at-will, and employment may be terminated by the employee or by the Company at any time for any reason.

RESPONSIBILITY FOR COMPLIANCE AND INTERPRETATION

Compliance with these Standards of Business Ethics and Conduct is the responsibility of all directors, officers and employees of the Company and all of its subsidiaries. Compliance is monitored by supervisors, under the guidance of Company officers, the CEO and the Chief Financial Officer.

■	At least once each year, Company officers and other key employees must confirm in writing that they have conducted all operations under their control in accordance with the Standards.

■

New employees will receive a copy of the Standards of Business Ethics and Conduct during orientation, are required to read it and should sign a statement that they understand the Standards and have received a copy.

WHAT TO DO IF YOU SUSPECT A VIOLATION

If you suspect any violation of law or these Standards, you must report it immediately. There is no penalty or retribution for good-faith reporting of any suspected violation, if you choose, you “may” remain anonymous. All reports of suspected violations are taken seriously and will be investigated by the Company.

■

You should report any suspected violation of law or the Standards of Business Ethics and Conduct to your direct supervisor, the President (CEO), Chief Financial Officer (CFO), President of Aerospace, legal department, or the Chairman of the Audit Committee of Butler National Corporation. You may also report suspected violations of law directly to the appropriate government officials.

■	Any supervisor who receives a report of a suspected violation should notify the President (CEO), the legal department or the Chief Financial Officer (CFO).

■	If any suspected violation involves your direct supervisor, you should report directly to the CEO or Chief Financial Officer (CFO), or if involving them to the Chairman of the Audit Committee.

■

Each year, Company Officers are required to state in writing that they have no knowledge of material violations to this and other Company Policies other than those that may have been previously reported, if any.

■	As part of its regular auditing procedures, the Company audit committee will periodically review internal policies and procedures and report their findings to executive management.

■	The Company external auditors are also expected to report in writing any known or suspected violations of this and other Company policies.

■	The Company discloses this Code of Ethics on its web site in addition to other filings.

DISCIPLINE AND MANDATORY SANCTIONS

We will continue to enforce the Standards of Business Ethics and Conduct by taking action when the Standards are violated.

Any employee who has violated the law or these Standards will receive prompt and appropriate discipline, which may include termination of employment.

COMPLIANCE WITH LAW AND GOVERNMENT REGULATIONS

It is Company policy to comply with all written laws and regulations as well as the intent of those laws and regulations.

■	In countries where common business practices might be less restrictive than these Standards, we will follow the Standards outlined in this document.

■

Any employee, officer or director involved in court or other similar proceedings arising out of his or her employment with, or service to, the Company is expected to abide by the rules, cooperate with the orders of and not in any way commit perjury or obstruction of justice. All Company Individuals must, at a minimum, comply with all applicable laws that relate to the conduct of our business in relevant jurisdiction.

■

Company subsidiaries sometime subcontract or contract for government work. Government contracts require strict adherence to regulations and statutes. To the extent any violation of federal law, any statute or regulation, is suspected, contact the (CEO), President of Aerospace, Chief Financial Officer (CFO) or the legal department at (913) 780-9595 immediately.

EQUAL EMPLOYMENT OPPORTUNITY

Our equal opportunity policy is based on the following guidelines:

■	Individuals must follow all government guidelines regarding equal employment at all times.

■

You must treat everyone with respect, no matter what their race, color, marital status, military status, genetic information, sexual orientation, gender expression or identity, gender, religion, national origin, age, disability, or other protected category by applicable federal state or local law. See the Employee Handbook for more specific policies.

PRIVACY

The Company is committed to protecting the privacy of its employees and customers. This includes employee data maintained by the Company. Employee data will primarily be used to support Company operations, provide employee benefits, and comply with laws and regulations. The Company and all individuals are expected to comply with all data protection laws, regulations, and Company policies.

OCCUPATIONAL SAFETY AND HEALTH

We care about the safety and health of all Individuals, our customers, our employees, and we want to be sure the workplace is as risk-free as possible.

■	You must follow all occupational safety and health laws.

■

You should remain aware of risks in the workplace and try to reduce these risks. If needed, advice and guidance from your supervisor, the Safety Committee or the Human Resources Department can be provided.

■	Do not use a mobile phone or other portable electronic device to text or perform any other operation while driving.

ENVIRONMENTAL ACTIONS

We want to preserve our environment through our business operations.

■	You must exercise good judgment with regard to the environmental aspects of our use of buildings and real estate and our business operations.

■	You must comply with all applicable environmental laws and with all permits and approvals granted the Company by environmental regulatory authorities.

■	You must make every effort to reduce or eliminate the creation of waste at the source, to promote the recycling and to dispose of any waste in accordance with environmental laws.

SUPPLIERS AND CONSULTANTS

We want to be sure that purchasing decisions are based on quality, integrity, service delivery and price – and not on personal relationships.

■

You should select materials, supplies, equipment, consulting and other services from qualified suppliers at the lowest cost, consistent with quality, performance and the vendor’s ability to meet delivery schedules. It is important to note that the lowest price may not be the most important factor in various situations.

■	All source selection, negotiation, determination of awards and the administration of all purchasing activities must be done fairly and ethically.

DEALINGS WITH GOVERNMENT AGENCIES

We intend to maintain honest and direct relationships when dealing with government agencies.

■

You must follow all applicable laws and use the highest standards of honesty and integrity when dealing with any government agency. If you believe there is a conflict between those policies and these Standards, you should contact your direct supervisor, CEO or President of Aerospace.

■	All information supplied by the Company to others should be current, accurate and complete.

ACCOUNTING AND AUDITING

We want to be sure that all Company records and reports are maintained according to Generally Accepted Accounting Practices (GAAP). Generally Accepted Accounting Principles are accounting principles that are considered to have substantial authoritative support. Pronouncements made by the Financial Accounting Standards Board (FASB) are considered GAAP. You can learn more about GAAP and FASB at http://www.fasb.org. All company records are to be in compliance with GAAP and the Securities and Exchange Commission laws and regulations.

■	You should follow standard accounting practices for record keeping and financial reporting.

■	Individuals are expected to maintain accurate and reliable corporate records that comply with GAAP, the SEC, and Company policies and procedures.

■	You must not give any false, misleading or incomplete information to anyone (external or internal) who is preparing or conducting any audit.

■	You must not give any false, misleading or incomplete information to anyone (external or internal) who is preparing or conducting any audit.

GIFTS AND FAVORS

We want to be sure that the giving or receiving of any gifts or favors follows accepted business practices, does not violate any laws and may not be viewed as a bribe or payoff.

■

You should not seek or accept costly gifts, gratuities, or excessive entertainment from any person or entity with which we have business dealings. However, a gift, gratuity or entertainment will not be considered “costly” if its value does not exceed 1/10 of 1% of your salary. The Company does not consider the giving or acceptance of a ball cap, tee shirt, jacket an occasional lunch, game of golf, or the like with non-government officials to be a kickback, gift or gratuity for the purpose of this policy.

ILLEGAL CORPORATE PAYMENTS OR CONTRIBUTIONS

We must ensure that all Company employees and others who do business with Butler National and any of its subsidiaries obey all laws that apply to every area of business.

■

You must not make or receive bribes, payoffs, kickbacks or illegal or corrupt political contributions whether cast in the form of ordinary payment or receipts or in the form of “commissions,” payments or fees for goods or services received, or otherwise.

In the context of any government contract, kick backs or bribes are illegal. This is any money, fee, commission, credit, gift, gratuity, thing of value, or compensation of any kind which is provided, directly or indirectly, to any prime contractor employee, subcontractor, or subcontractor employee for the purpose of improperly obtaining or rewarding favorable treatment in connection with a prime contract or in connection with a subcontract relating to a prime contract. An attempted kickback violates the law to the same extent as an executed kickback.

■	You must not use any Company funds or other assets, or provide services, directly or indirectly (for example, through a third party), for any illegal purpose.

■

International business must be conducted in accordance with all applicable laws, both the United States and the foreign countries in which business is conducted. The Foreign Corrupt Practices Act generally prohibits giving money or things of value to a foreign official for the purpose of influencing a foreign government.

Before transacting any international business, particularly with respect to export or import, contact the legal department at the Company Headquarters to determine if any restrictions exist.

POLITICAL CONTRIBUTIONS

We want to comply with all US laws prohibiting contributions by a corporation to political parties or candidates.

■

Where prohibited by law, no Company funds or other assets are to be contributed or loaned, directly or indirectly, to any political party or for the campaign of any person for political office, or expended in support of or in opposition to such party or person. If you have a question about the applicable law in your area, you should contact the CEO or CFO.

o	All Company political contributions permissible by law must be authorized by the CEO of Butler National Corporation.

COMPANY PROPERTY AND RESOURCES

Individuals are expected to use good judgment regarding the use of Company resources. Individuals are accountable for using such resources responsible to perform Company business. Any personal use of Company resources must not result in added costs, disruption of business processes, or any other disadvantage to the Company. Managers are responsible for the resources assigned to their respective organizations and are empowered to resolve issues concerning their proper use.

Individuals can unknowingly compromise the security and integrity of Company information through the improper use of Company equipment. Individuals using Company equipment for personal purposes are accountable for that use and must ensure that no compromise results.

Individuals must ensure that:

■	Such materials and equipment remain on Company controlled property unless the local President or CEO has authorized use in another location.

■

Proper measures are taken for the storage and safeguarding of Company data and information to prevent unauthorized access, use or removal by any means and in any form (e.g., electrical, optical, magnetic, or hard copy) of such data or information.

■	Company, customer and supplier resources are not used for outside business activities or unauthorized non-Company purposes.

■	Personal use of computing equipment does not compromise the security or integrity of Company information, software, or hardware, and does not impact job performance.

■	Resources entrusted to Butler National Corporation and its subsidiaries by current or prospective suppliers or customers are used only as authorized by the supplier or customer.

■	Strict compliance with federal regulations and contract requirements is mandatory when the Company subsidiaries have contact with government property.

COMMUNICATION SYSTEMS

Butler National Corporation and its subsidiary communication systems and networks are provided for the conduct of Company business. To ensure that computing resources are used in accordance with expectations, management may inspect and disclose the contents of electronic messages if such inspection and disclosure is made for legitimate business purposes or as necessary to protect the rights and property of the Company. However, unless otherwise provided by the Employee (Team Member) Handbook, personal use by Individuals of Company telephones, facsimile machines, and voicemail, email, and Internet systems is permitted within the following guidelines:

■	The use is of reasonable duration and frequency does not impact job performance.
■	The Company incurs no added costs.
■	The use would not cause embarrassment to the Company.
■	The use is not in support of any religious, political, or outside organization activity.
■

The use does not interfere with the performance of Company business, the employee's assigned duties, or the assigned duties of other Individuals and does not adversely affect the performance of the employee or the employee's organization.

■

Use of computing resources to offend or harass others is not acceptable and prohibited. Individuals, who use the Internet to access sites that contain offensive materials related to any legally protected category, or who otherwise violate these prohibitions, will be subject to discipline, including but not limited to dismissal from employment.

■	Do not download any software from the Internet that is not directly related to your work at the Company or any subsidiary and has been approved by the IT Department.

Note: Individuals are not to make use of the Internet for any purpose that may be illegal or might otherwise embarrass the Company (e.g. pornography, gambling). This includes Individuals sending emails using their Company address or Company computer. See the Employee (Team Member) Handbook for additional policies regarding Company communication systems.

CONFIDENTIAL INFORMATION

We must safeguard the Company confidential and proprietary information and information provided to us in confidence by others.

■

You should not disclose confidential details about Butler National businesses, including, but not limited to, customer lists and employee lists, with any unauthorized person. If you are not sure whether someone is authorized, ask your direct supervisor.

■	You should not disclose confidential information about customers with other customers or with anyone from another department who does not need this information.

■

You should treat all business information learned at the workplace, computer systems, programs and data as confidential, and protect this information from use by any unauthorized person. If you are not sure whether someone is authorized, ask your direct supervisor.

■	As an employee and a condition of employment, you should have signed an employee non-disclosure agreement. Always consider potential implications of discussing any Company matter with anyone.

RELEASE OF INFORMATION

We want to make sure that we can control to the extent possible when, where and how information about Company businesses is shared with the public in order to ensure such information is consistent and reliable and is disclosed in an equitable manner.

■

Only a limited number of senior executives are authorized to discuss Butler National historical and expected financial performance and other material corporate developments. All requests for such information from members of the financial community, such as financial analysts, and members of the news media should be referred to the CEO, President of Aerospace or CFO.

■	If you are asked for information about current or former employees, refer the request to your direct supervisor or the legal department at the Company Headquarters at (913) 780-9595.

SECURITIES AND EXCHANGE COMMISSION

We want to ensure prompt and correct reporting of issues that may affect the public trading of Butler National Corporation common stock.

■

You must report to your direct supervisor or the CEO or CFO, immediately any event that could affect the value of Butler National Corporation common stock. If you are not sure about what type of event to report, ask your direct supervisor, the CEO or CFO.

INSIDER TRADING

We want to prevent “insider trading”—any kind of stock or securities trading based on information not available to the general public, sometimes known as “insider information”.

■	Company Individuals may not buy or sell stock or other securities of the Company based on “inside information,” or have such stock or securities bought for you by someone else.

■	Company Individuals should not provide any “insider information” to any unauthorized person. If you are not sure whether someone is authorized, ask you direct supervisor.

■	Company Individuals may also not engage in “selective disclosure” with individuals who may benefit from, or may advise others to benefit from, the disclosure.

■	Company Directors and Officers have specific prohibitions related to trading of company stock. The S.E.C. regulations identify the limitations.

MEDIA RELATIONS

Individuals may be asked by representatives of the media for information concerning the Company position on public issues or private issues (such as litigation).

DO NOT COMMENT.

PLEASE REFER ALL CONTACTS FROM ALL MEDIA TO THE CORPORATE OFFICE at 913-780-9595.

CONFLICTS OF INTEREST

We want to avoid any conflict of interest among Company directors, officers or employees who make decisions on Company matters.

■

You must not make a decision or recommendation upon any matter in which your action may appear to be affected by a personal interest or by your position as an owner, stockholder, officer, director or employee of another organization.

■

You must not participate in any business dealings that would allow you to profit, directly or indirectly, because you are an agent, owner, shareholder, officer, director or employee of another organization that is a Company customer, supplier or competitor. No officer of the Company may serve as an officer or director of any unaffiliated entity without the prior approval of the Company CEO.

■

If you have outside business or financial interests that could affect your responsibilities to the Company, you must report them in writing to the CEO or the CFO. This includes any interest in any organization that is a Company customer, supplier or competitor, or that could reflect unfavorably on Company.

IMPROPER INFLUENCE ON CONDUCT OF AUDITS

No officer, director, or any other person acting under the direction thereof, shall take any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified accountant engaged in the performance of an audit of the financial statements of the Company for the purpose of rendering such financial statements materially misleading. Examples of such behavior include, but are not limited to:

■	Offering or paying bribes or other financial incentives, including offering future employment or contracts for non-audit services.

■	Providing the auditor with any inaccurate or misleading legal analysis.

■	Threatening to cancel or canceling existing non-audit or audit engagements if the audit or objects to the Company accounting.

■	Seeking to have an audit partner removed from the audit engagement because the partner objects to the Company accounting activities.

■	Blackmailing and Making physical threats.

■	Withholding confidential financial information from the auditor when the auditor has a need to know.

■	Individuals may not divulge confidential or proprietary information except as authorized by the CEO.

ANTITRUST LAWS

■	We want to be sure that all employees follow both the written laws and the intent of all antitrust laws and regulations.

■	You may not conduct any business that violates any international, federal or state antitrust laws.

■	You may not agree with a competitor to set prices, terms, or conditions of sale, production, distribution, territories or customers.

■	You may not give a competitor any details of prices, terms, or conditions of sale, or any other competitive information that may be viewed as anti-competitive or illegal.

GOVERNMENT CONTRACTING/SUBCONTRACTING

Contract Changes/Deviations Must Be Approved and Written

When any Company subsidiary is awarded a government contract or subcontract, the Company has a responsibility to comply with its requirements. Changes to a contract requirement are not permitted unless they are made in writing in accordance with the law and approved by the contracting officer. Changes to a contract, without an approval may be a breach of contract or even criminal.

Examples of impermissible deviations include:

■	Failing to deliver materials the government has paid for under a contract

■	Substituting lower quality materials than required by the contract

■	Substituting different products than required by the contract

■	Not performing testing, inspection, or other quality control procedures required by the contract

■	Certifying that required testing, inspection, or other quality control procedures have been performed when they have not

■	Using foreign-sourced materials or products where the contract requires domestic materials or products

Individuals who are working on government-related projects are expected to be familiar with the respective contract terms and requirements and to adhere to those requirements without exception. Company employees are prohibited from engaging in any unauthorized contract deviation, including but not limited to those items above. If you become aware of any such deviation, report it immediately to your supervisor, to the person in charge of your subsidiary, the President of Aerospace or the legal department at (913) 780-9595.

False Claims Act

The False Statements Act, 18 U.S.C. §1001, criminalizes the knowing and willful making of a false statement concerning a matter involving an agency of the United States. A statement concerning a United States government contract or subcontract is such matter. This law criminalizes the falsifying or concealment of material fact that a contractor has a duty to disclose. A criminal violation includes willfully making a false, fictitious, or fraudulent statement, or using a document knowing that it contains any false, fictitious, or fraudulent statement related to work for the government.

These records may include, but are not limited to, timecards/reporting, quality control documents, and inspection documents.

The False Claims Act prohibits anyone from making or presenting a claim for payment to the United States (including agencies) with knowledge that the claim is false, fictitious, or fraudulent. It is important to understand that “knowing" includes reckless disregard and deliberate ignorance of the truth.

Prohibition of Gifts to Government Employees

An employee of the United States government may not solicit or accept a gift from a "prohibited source" that is given because of an employee's official position. A "prohibited source" is any person or company who is doing business with or seeks to do business with the government. The exception to this is that a government employee may accept a gift of $20.00 or less, per occasion, provided that the aggregate value of gifts received from the Company does not exceed $50.00 per year. Moreover, in no way can any gift be intended to influence the government official.

Procurement Integrity Act

Company employees and representatives must understand and comply with the Procurement Integrity Act that prohibits unethical conduct fair competition in doing business with the government.

Prohibitions, include, but are not limited to: (1) obtaining and disclosing source selection information or contractor proprietary bid or proposal information; (2) offering or discussing employment or business opportunities with procurement officials; (3) offering or giving money, gratuities, or anything of value to a procurement official.

The prohibition includes verbal communications. Source selection information includes any information relied upon by the government that would jeopardize the integrity of the procurement. If you or any employee improperly possesses proprietary data of a competitor or any source selection information, you must report that immediately to the CEO, President of Aerospace, or CFO.

REPORTING SUSPECTED VIOLATIONS AND WHERE TO GO FOR HELP

If any person suspects or has reason to believe there is any violation of any Standard, law, policy or requirement, whether involving a government contract or otherwise, immediately contact the CEO, President of Aerospace, CFO or the legal department at (913) 780-9595.

The Company strongly encourages its employees to report any known or suspected violations of these Standards or any law or regulation. Every effort will be made to hold all such reports in strict confidence, and employees making such reports shall not be subject to retribution, disciplinary action, or any other adverse administrative action for such reporting.

BUTLER NATIONAL CORPORATION

STANDARDS OF BUSINESS ETHICS AND CONDUCT

LIST OF REPORTING CONTACTS

Your Immediate Supervisor or:

Clark D. Stewart

President and Chief Executive Officer - CEO

Butler National Corporation

19920 West 161st Street

Olathe, KS 66062

(913) 780-9595

David Hayden

Chairman of the Audit Committee

Butler Avionics, Inc.

280 Gardner Drive Suite 3

New Century, KS 66031-1104

(913) 829-4606

Craig D. Stewart

Director, President of Aerospace

19920 West 161st Street

Olathe, KS 66062

(913) 780-9595

Tad McMahon

CFO – Chief Financial Officer

19920 West 161st Street

Olathe, KS 66062

(913) 780-9595

Christopher J. Reedy

Legal Department

19920 West 161st Street

Olathe, KS 66062

(913) 780-9595

BUTLER NATIONAL CORPORATION

STANDARDS OF BUSINESS ETHICS AND CONDUCT

I acknowledge that I have received the Butler National Standards of Business Ethics and Conduct. I understand that each Butler National Corporation, Avcon Industries, Inc., Butler Avionics, Inc., Butler National Corporation (Tempe, AZ) and BHCMC, LLC employee, agent, consultant, or representative is responsible for complying with the contents of these Standards as such contents pertain to their job duties.

I understand that each employee is responsible for reporting known or suspected violations of the Standards to either his or her direct supervisor or the President and Chief Executive Officer (CEO), President of Aerospace, CFO – Chief Financial Officer, the legal department or the Chairman of the Audit Committee of Butler National Corporation.

Signature

Name (Please Print):

Company:

Date:

BUTLER NATIONAL CORPORATION

STANDARDS OF BUSINESS ETHICS AND CONDUCT

Management/Supervisory Declaration

I have read and understand Standards of Business Ethics and Conduct. I hereby declare that I have complied with it and furthermore have not caused or do not know of any instance of non-compliance by any employee administratively reporting to me during _____________________________. If a change in circumstance occurs which would result in actual or potential non-compliance with this policy, or if I become aware of any instance of non-compliance by employees reporting to me, I shall immediately advise my immediate supervisor, or the President and Chief Executive Officer (CEO), President of Aerospace or Chief Financial Officer (CFO) of Butler National Corporation.

Employee Name:

(Please Print)

Employee Signature

Date